Exhibit 10.51

AGREEMENT

This AGREEMENT (the “Agreement”), is entered into as of [                    ], by and between Deltek Systems, Inc., a Virginia corporation (the “Company”), and [                    ] (the “[Director/Executive]”).

WHEREAS, the [Director is a non-employee director of the Company/ Executive is an executive officer of the Company]; and

WHEREAS, on [                    ], the [Director/Executive] purchased [                    ] shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), for a purchase price of $7.22 per share (the “Share Purchase”); and

WHEREAS, at the time of the Share Purchase, the Company had concluded that the fair value of a share of Common Stock was $7.22; and

WHEREAS, the Company subsequently obtained a third party valuation of the Common Stock which concluded that the fair value of a share of Common Stock at the time of the Share Purchase was $9.00 per share, rather than $7.22 per share; and

WHEREAS, by reason of this valuation difference, the [Director/Executive] acquired [                    ] shares of Common Stock in excess of the shares she would have acquired in connection with the Share Purchase had a price of $9.00 per share been used (such [                    ] shares, the “Excess Shares”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and for good and valuable consideration, receipt of which is acknowledged, the Company and [Director/Executive], intending to be legally bound, agree as follows:

1. Return of the Excess Shares to the Company. The [Director/Executive] hereby delivers to the Company, and the Company hereby accepts from the [Director/Executive], [                    ] shares of Common Stock, which number of shares constitutes the Excess Shares.

2. Issuance of a New Stock Certificate. The [Director/Executive] authorizes and directs the Company, on her behalf and in her stead, to effect such delivery by cancelling stock certificate number [                    ] and issuing a stock certificate (the “Replacement Certificate”) to the [Director/Executive] representing [                    ] shares. The Replacement Certificate shall bear the legend set forth in Section 7 of the Stock Purchase Agreement, dated as of [                    ], to which the Company and the [Director/Executive] are parties (the “Stock Purchase Agreement”) and shall continue to be subject to the terms and conditions of the Stock Purchase Agreement and the Shareholder’s Agreement, dated as of [                    ], to which the Company and the [Director/Executive] are parties (the “Shareholder’s Agreement”).

3. Amendment of the Stock Purchase Agreement. This Agreement modifies the Stock Purchase Agreement by deleting the number [                    ] in Section 1(a) of the Stock Purchase Agreement and inserting the number [                    ] in its place.

4. No Effect on Other Agreements. No provision of this Agreement shall be deemed to alter or impair the rights or obligations of the Company or the [Director/Executive] under the Shareholder’s Agreement or, except as set forth in Section 3 of this Agreement, under the Stock Purchase Agreement.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first written above.

DELTEK SYSTEMS, INC.

By:

Date:

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